EXHIBIT 99.1

News Release
TANGER REPORTS FOURTH QUARTER AND YEAR END RESULTS FOR 2017
Year End Occupancy Climbs to 97.3%
Fourth Quarter Net Income Per Share Increased 32%
Fourth Quarter AFFO Per Share Increased 8%

Greensboro, NC, February 13, 2018, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported financial and operating results for the three months and year ended December 31, 2017 and provided initial earnings guidance for 2018.

Financial Results and Key Highlights

For the Fourth Quarter

•	Net income available to common shareholders increased 32% to $0.33 per share, or $31.2 million, compared to $0.25 per share, or $23.8 million, for the prior year period

•	Funds from operations ("FFO") available to common shareholders increased 11% to $0.68 per share, or $67.5 million, compared to $0.61 per share, or $60.9 million, for the prior year period

•
Adjusted funds from operations ("AFFO") available to common shareholders, which excludes certain items that the Company does not consider indicative of its ongoing operating performance, increased 8% to $0.66 per share, or $65.6 million, for the 2017 period compared to $0.61 per share, or $60.9 million, for the 2016 period.

For the Year

•	Raised regular quarterly common share cash dividend in April by 5.4% on an annualized basis to $1.37 per share, marking the 24th consecutive year of increased dividends

•
Results for the 2017 period include a $35.6 million charge, or $0.36 per share, related to the redemption of certain senior notes due 2020, a $9.0 million charge, or $0.09 per share, related to the impairment of certain non-core assets, and a gain on the sale of a non-core outlet center of $6.9 million, or $0.07 per share. Results for the 2016 period include gains on the sale of an outlet center and the acquisition of interests in previously held joint ventures totaling $101.8 million, or $1.01 per share. Including the effect of these items, net income attributable to common shareholders was $66.8 million, or $0.71 per share, compared to $191.8 million, or $2.01 per share for the prior year period.

•
FFO available to common shareholders, which also includes the charges related to the redemption of certain senior notes due 2020 discussed above, was $211.2 million, or $2.12 per share, compared to $236.9 million, or $2.36 per share, for the prior year period

•	AFFO available to common shareholders was $245.3 million, or $2.46 per share, for the 2017 period and $238.4 million, or $2.37 per share, for the 2016 period

FFO and AFFO are widely accepted supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. Complete reconciliations containing adjustments from GAAP net income to FFO and AFFO are included in this release. Net income, FFO and AFFO per share are on a diluted basis.
"During 2017, our portfolio net operating income increased by 6.8%, on top of a 2016 increase of 8.4%. Our consolidated portfolio was 97.3% occupied at December 31, 2017, marking our 37 thconsecutive year-end with occupancy of 95% or greater, or every year since we started the business in 1981. We opened one new outlet center during 2017 and completed a major expansion of an existing successful center. Both of these projects opened 93% leased," commented Steven B. Tanger, Chief Executive Officer.

"Outlets remain an important and profitable channel of distribution for retailers and manufacturers, as evidenced by this high level of occupancy. With a tenant occupancy cost ratio of 10.0% for 2017, Tanger continues to have the lowest cost of occupancy among all public mall REITs and many of the Company's tenants report that outlet stores remain one of their most profitable and important retail distribution channels. Given the outlet channel's appeal with the tenant community and the flexibility afforded by the strength of our balance sheet, we believe Tanger is well-positioned to weather headwinds in the retail environment and emerge stronger as the retail cycle improves," he added.

Re-merchandising Activity

Tanger completed the planned major re-merchandising of 5 outlet centers during 2017. Enhancing the tenant mix has historically increased shopper traffic, driven demand from additional tenants, increased rent spreads on future renewals and increased overall outlet center productivity over time. Although these sought-after tenants typically require a lower relative cost of occupancy, re-merchandising with the high-volume brands that resonate with the consumer has been a successful long-term strategy for Tanger for more than 37 years.

Operating Metrics

•
Blended average rental rates increased 12.1% on 343 leases totaling approximately 1,508,000 square feet renewed or released throughout the consolidated portfolio during the trailing twelve months ended December 31, 2017, excluding 9 leases totaling 165,000 square feet in the centers with major re-merchandising projects during 2017

•	These new stores required the consolidation of 25 storefronts with an average size of 6,600 square feet to create 9 new storefronts with an average size of 18,400 square feet

•
Including these 9 leases, blended average rental rates increased 8.8% on 352 leases totaling approximately 1,673,000 square feet renewed or released throughout the consolidated portfolio during the twelve months ended December 31, 2017

•	Consolidated portfolio occupancy rate was 97.3% on December 31, 2017, compared to 96.9% on September 30, 2017 and 97.7% on December 31, 2016

•	Average tenant sales productivity for the consolidated portfolio was $380 per square foot for the twelve months ended December 31, 2017

•	Same center tenant sales performance for the three months ended December 31, 2017 increased approximately 1% for the overall portfolio compared to the three months ended December 31, 2016

•	Same center tenant sales performance for the twelve months ended December 31, 2017 for the overall portfolio was stable compared to the twelve months ended December 31, 2016

•	Tanger renewed approximately 84% of the consolidated portfolio space scheduled to expire during 2017, compared to a 2016 renewal rate of 85%

Lease renewals that commenced during 2017 totaled 1.3 million square feet and generated an increase in average rents of 8.7%. In order to maintain occupancy and preserve upside potential, the Company strategically executed 50 renewals with a term of one year or less (which represent approximately 15% of renewed space). Excluding these 50 renewals and the 9 re-merchandising leases, average rents increased 13.2% for renewals and 16.0% on a blended basis.

As of January 31, 2018, Tanger had lease renewals executed or in process for 58% of the space in the consolidated portfolio scheduled to expire during 2018, up from 46% of the space scheduled to expire during 2017 that was executed or in process as of January 31, 2017. Blended rental rates for consolidated portfolio leases renewed and re-tenanted through January 31, 2018 that will commence in 2018 increased 4.4%. Excluding 41 renewals with a term of one year or less, which represent approximately 20% of renewed space, average rents increased 9.9% on a blended basis.

Tanger recaptured approximately 201,000 square feet within its consolidated portfolio during 2017, including 35,000 square feet during the fourth quarter, related to bankruptcies and brand-wide restructurings by retailers. The Company recaptured approximately 105,000 square feet during the 2016, including 45,000 square feet during the fourth quarter, and 157,000 square feet during 2015, none of which was during the fourth quarter.

During the twelve months ended December 31, 2017, two new Tanger Outlet Centers were included in the consolidated portfolio sales metric for the first time. Average tenant sales for the portfolio reflects the dilution of these newly stabilized centers, as the productivity of new centers typically does not initially exceed the average productivity for the remaining portfolio, which is comprised largely of more mature assets. Average tenant sales productivity includes stabilized outlet centers and is based on all reporting retailers leasing stores less than 20,000 square feet in size, which have occupied such stores for a minimum of twelve months.

Same Center and Portfolio NOI

•	Portfolio net operating income ("Portfolio NOI") for the consolidated portfolio increased 3.6% during the fourth quarter and increased 6.8% on a year-to-date basis

•	Same center net operating income ("Same Center NOI") increased for the 14th consecutive year

•
Excluding the centers with major re-merchandising projects during 2017, Same Center NOI for the consolidated portfolio increased 0.6% during the fourth quarter and increased 1.4% on a year-to-date basis

•	Including these centers, Same Center NOI for the consolidated portfolio decreased 0.4% during the fourth quarter and increased 0.5% on a year-to-date basis

•
For the consolidated portfolio, lease termination fees, which are excluded from Same Center NOI and Portfolio NOI, totaled $0.8 million and $0.1 million for the the fourth quarters of 2017 and 2016, respectively and totaled $3.6 million for both respective year-to-date periods. In addition, Tanger's share of lease termination fees in its unconsolidated joint ventures, which is included in equity in earnings of unconsolidated joint ventures, totaled $0.1 million and $0.3 million for the the fourth quarters of 2017 and 2016, respectively and totaled $0.9 million and $1.7 million for the respective year-to-date periods.

Same Center NOI and Portfolio NOI are supplemental non-GAAP financial measures of our operating performance. Complete definitions of Same Center NOI and Portfolio NOI and a reconciliation to the nearest comparable GAAP measure are included in this release.

2017 Investment Activities

•
Completed two construction projects: Lancaster, Pennsylvania (123,000 square foot expansion) and Fort Worth, Texas (352,000 square foot new outlet center). Combined, these wholly-owned projects represent a 3.2% expansion of the Company's overall footprint at the beginning of the year and a total investment of approximately $138.8 million with an expected weighted average stabilized yield of approximately 9.2%.

•
Increased Tanger's legal ownership interest in the Foxwoods (Mashantucket, Connecticut) center to 100%. Previously, the Company had two-thirds legal ownership interest, but a 100% economic interest in the consolidated joint venture as a result of its preferred equity interest and the capital and distribution provisions in the joint venture agreement.

•	Sold a 22 year-old non-core outlet center in Westbrook, Connecticut

Tanger does not plan to deliver a new outlet center during 2018. However, pre-development and pre-leasing efforts are ongoing for projects in the Company's shadow pipeline of development opportunities. Tanger's long-standing disciplined development approach remains a core business tenet. The Company's underwriting practice requires achievement of a minimum pre-leasing threshold and receipt of all non-appealable permits prior to acquisition of land or commencement of construction.

Period-End Balance Sheet Summary

•
Repurchased a total of 1.9 million common shares during the year at a weighted average price of $25.80 per share for total consideration of $49.3 million, leaving $75.7 million remaining under Tanger's $125.0 million share repurchase authorization, which is valid through May 2019. No shares were repurchased during the fourth quarter.

•
Completed a public offering of $300 million of 3.875% unsecured senior notes due July 2027 and used the net proceeds and unsecured lines of credit borrowings to redeem $300 million of outstanding 6.125% unsecured senior notes due June 2020

•
Entered into forward starting interest rate swaps in December 2017 to hedge our variable interest rate exposure on notional amounts aggregating $150.0 million. These interest rate swap agreements fix the base LIBOR rate, effective August 2018 through January 2021, at an average of 2.20%.

•	Unencumbered the outlet center in Foxwoods (Mashantucket), CT by repaying the $70.3 million mortgage loan with borrowings under the unsecured lines of credit

•	Total enterprise value was $4.4 billion and debt-to-enterprise value ratio was 40%

•	Total outstanding floating rate debt was $268 million, representing 15% of total debt outstanding, or about 6% of total enterprise value

•	Unused capacity was $306 million under the Company's $520 million unsecured lines of credit

•	Weighted average interest rate was 3.33%

•	Weighted average term to maturity of outstanding debt, including extension options, was approximately 6.3 years

•	Approximately 94% of the Company's consolidated square footage was unencumbered by mortgages

•	Interest coverage ratio was 4.46 times for 2017, compared to 4.40 times for 2016

Subsequent Event

On January 9, 2018, Tanger closed on amendments to the unsecured lines of credit, which increased the borrowing capacity from $520.0 million to $600.0 million and extended the maturity date from October 2019 to October 2021, with a one-year extension option. The interest rate spread over LIBOR was also reduced to 0.875% from 0.900%.

Earnings Guidance for 2018

Based on the Company's internal budgeting process and the Company's view on current market conditions, management currently believes its net income and FFO for 2018 will be as follows:

For the year ended December 31, 2018:
	Low Range	High Range
Estimated diluted net income per share	$1.02	$1.08
Noncontrolling interest, depreciation and amortization of real estate assets including noncontrolling interest share and our share of unconsolidated
joint ventures	1.41	1.41
Estimated diluted FFO per share	$2.43	$2.49

Tanger's estimates reflect the following key assumptions:

•	Portfolio NOI growth for the consolidated portfolio between 0.5% and 1.5%, reflecting the full year impact of the new Fort Worth, Texas center and the Lancaster, Pennsylvania expansion

•	Same Center NOI guidance for the consolidated portfolio between (1.0)% and 0.0%, reflecting the following:

◦
Lower average occupancy related to the elevated level of store closings in 2017 resulting from bankruptcy filings and brand-wide restructurings by retailers, as well as an assumption of additional store closings in 2018 at approximately half the level of the 2017 stores recaptured

◦	Negative impact of short-term lease renewals and lease modifications commencing in 2018 and 2017, which the Company strategically executed to preserve upside potential and maintain high occupancy

•	Projected full year lease termination fees (which are not included in Same Center NOI) of approximately $1.0 million for the consolidated portfolio

•	Tenant sales remain stable

•	Average general and administrative expense of between $11.1 million and $11.5 million per quarter

•	Interest expense for the year for the consolidated portfolio of $64.0 million to $66.0 million, and our share of interest expense in the unconsolidated portfolio of $6.0 million to $7.0 million

•	2018 weighted average diluted common shares of approximately 93.1 million for earnings per share and 98.1 million for FFO per share

•	Combined recurring capital expenditures and second generation tenant allowances of approximately $34 million

•
Does not include the impact of any additional financing activity, the sale of any outparcels, properties or joint venture interests, or the acquisition of any properties or joint venture partner interests

Fourth Quarter Conference Call

Tanger will host a conference call to discuss its fourth quarter results for analysts, investors and other interested parties on Wednesday, February 14, 2018, at 10:00 a.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 4185345 to be connected to the Tanger Factory Outlet Centers Fourth Quarter 2017 Financial Results call. Alternatively, the call will be web cast by S&P Global Market Intelligence and can be accessed at Tanger's web site, investors.tangeroutlets.com. A telephone replay of the call will be available from February 14, 2018 at 1:00 p.m. through February 23, 2018 at 11:59 p.m. by dialing 1-855-859-2056, conference ID # 4185345. An online archive of the web cast will also be available through February 23, 2018.

About Tanger Factory Outlet Centers, Inc.

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that operates and owns, or has an ownership interest in, a portfolio of 44 upscale outlet shopping centers. Tanger's operating properties are located in 22 states coast to coast and in Canada, totaling approximately 15.3 million square feet leased to over 3,100 stores operated by more than 500 different brand name companies. The Company has more than 37 years of experience in the outlet industry. Tanger Outlet Centers continue to attract more than 188 million shoppers annually. Tanger is furnishing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended December 31, 2017. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the Company's web site at www.tangeroutlets.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income, FFO, Same Center NOI, Portfolio NOI, general and administrative expenses, sales, termination fees, interest expense, and the weighted average diluted common shares and units; the strength and stability of the Company's balance sheet; plans and expectations for new developments and expansions; expected investment in capital expenditures and tenant allowances in 2018; the impact of the Company's re-merchandising activity, including future traffic patterns and rental rates; the amount of space expected to be recaptured during 2018; future profitability of retailers; the Company's expected performance in the current and future retail environments; as well as other statements regarding plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the Company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, whether the Company's regular evaluation of acquisition and disposition opportunities results in any consummated transactions, and whether or not any such consummated transaction results in an increase or decrease in liquidity, net income, FFO or AFFO, whether projects in our pipeline convert into successful developments, the Company's ability to lease its properties, the Company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the Company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and December 31, 2017, when available.

Contact Information

Cyndi Holt    Jim Williams
VP, Investor Relations    SVP & CFO
336-834-6892    336-834-6800
cyndi.holt@tangeroutlets.com    jim.williams@tangeroutlets.com

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues:
Base rentals (a)	$82,518	$81,158	$323,985	$308,353
Percentage rentals	3,055	3,750	9,853	11,221
Expense reimbursements	38,016	36,697	142,817	133,818
Management, leasing and other services	676	588	2,452	3,847
Other income	2,222	2,366	9,127	8,595
Total revenues	126,487	124,559	488,234	465,834
Expenses:
Property operating	40,161	41,689	155,235	152,017
General and administrative	10,158	11,328	44,004	46,696
Acquisition costs	—	—	—	487
Abandoned pre-development costs	—	—	528	—
Depreciation and amortization	32,569	33,279	127,744	115,357
Total expenses	82,888	86,296	327,511	314,557
Operating income	43,599	38,263	160,723	151,277
Other income (expense):
Interest expense	(15,329)	(16,469)	(64,825)	(60,669)
Loss on early extinguishment of debt	—	—	(35,626)	—
Gain on sale of assets	—	—	6,943	6,305
Gain on previously held interest in acquired joint ventures	—	—	—	95,516
Other non-operating income	2,041	650	2,724	1,028
Income before equity in earnings of unconsolidated joint ventures	30,311	22,444	69,939	193,457
Equity in earnings of unconsolidated joint ventures	3,138	3,192	1,937	10,872
Net income	33,449	25,636	71,876	204,329
Noncontrolling interests in Operating Partnership	(1,689)	(1,278)	(3,609)	(10,287)
Noncontrolling interests in other consolidated partnerships	(265)	(285)	(265)	(298)
Net income attributable to Tanger Factory Outlet Centers, Inc.	31,495	24,073	68,002	193,744
Allocation of earnings to participating securities	(302)	(280)	(1,209)	(1,926)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$31,193	$23,793	$66,793	$191,818

Basic earnings per common share:
Net income	$0.33	$0.25	$0.71	$2.02

Diluted earnings per common share:
Net income	$0.33	$0.25	$0.71	$2.01

a.	Includes straight-line rent and market rent adjustments of $275 and $809 for the three months ended and $3,258 and $4,155 for the years ended December 31, 2017 and 2016, respectively.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	December 31,	December 31,
	2017	2016
Assets
Rental property:
Land	$279,978	$272,153
Buildings, improvements and fixtures	2,793,638	2,647,477
Construction in progress	14,854	46,277
	3,088,470	2,965,907
Accumulated depreciation	(901,967)	(814,583)
Total rental property, net	2,186,503	2,151,324
Cash and cash equivalents	6,101	12,222
Investments in unconsolidated joint ventures	119,436	128,104
Deferred lease costs and other intangibles, net	132,061	151,579
Prepaids and other assets	96,004	82,985
Total assets	$2,540,105	$2,526,214

Liabilities and Equity
Liabilities
Debt:
Senior, unsecured notes, net	$1,134,755	$1,135,309
Unsecured term loan, net	322,975	322,410
Mortgages payable, net	99,761	172,145
Unsecured lines of credit, net	206,160	58,002
Total debt	1,763,651	1,687,866
Accounts payable and accrued expenses	90,416	78,143
Other liabilities	73,736	54,764
Total liabilities	1,927,803	1,820,773
Commitments and contingencies
Equity
Tanger Factory Outlet Centers, Inc.:
Common shares, $.01 par value, 300,000,000 shares authorized, 94,560,536 and 96,095,891 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	946	961
Paid in capital	784,782	820,251
Accumulated distributions in excess of net income	(184,865)	(122,701)
Accumulated other comprehensive loss	(19,285)	(28,295)
Equity attributable to Tanger Factory Outlet Centers, Inc.	581,578	670,216
Equity attributable to noncontrolling interests:
Noncontrolling interests in Operating Partnership	30,724	35,066
Noncontrolling interests in other consolidated partnerships	—	159
Total equity	612,302	705,441
Total liabilities and equity	$2,540,105	$2,526,214

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CENTER INFORMATION
(Unaudited)

	December 31,
	2017	2016
Gross leasable area open at end of period (in thousands):
Consolidated	12,930	12,740
Partially owned - unconsolidated	2,370	2,348

Outlet centers in operation at end of period:
Consolidated	36	36
Partially owned - unconsolidated	8	8

States operated in at end of period (1)	22	22
Occupancy at end of period (1), (2)	97.3%	97.7%

(1)	Excludes the centers in which we have ownership interests but are held in unconsolidated joint ventures.

(2)	Excludes the occupancy rate at our Fort Worth and Daytona Beach outlet centers which opened during the fourth quarter of 2017 and 2016, respectively and have not yet stabilized.

NON-GAAP SUPPLEMENTAL MEASURES

Funds From Operations

Funds From Operations ("FFO") is a widely used measure of the operating performance for real estate companies that supplements net income (loss) determined in accordance with GAAP. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts ("NAREIT"), of which we are a member. FFO represents net income (loss) (computed in accordance with GAAP) before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization of real estate assets, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures.

FFO is intended to exclude historical cost depreciation of real estate as required by GAAP which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization of real estate assets, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income.

We present FFO because we consider it an important supplemental measure of our operating performance. In addition, a portion of cash bonus compensation to certain members of management is based on our FFO or Adjusted Funds From Operations ("AFFO"), which is described in the section below. We believe it is useful for investors to have enhanced transparency into how we evaluate our performance and that of our management. In addition, FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. NAREIT has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance.

FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements;

•	FFO, which includes discontinued operations, may not be indicative of our ongoing operations; and

•	Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only as a supplemental measure.

Adjusted Funds From Operations

We present AFFO as a supplemental measure of our performance. We define AFFO as FFO further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating AFFO you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of AFFO should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present AFFO because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we believe it is useful for investors to have enhanced transparency into how we evaluate management’s performance and the effectiveness of our business strategies. We use AFFO when certain material, unplanned transactions occur as a factor in evaluating management's performance and to evaluate the effectiveness of our business strategies, and may use AFFO when determining incentive compensation.

AFFO has limitations as an analytical tool. Some of these limitations are:

•	AFFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	AFFO does not reflect changes in, or cash requirements for, our working capital needs;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and AFFO does not reflect any cash requirements for such replacements;

•	AFFO does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	Other companies in our industry may calculate AFFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, AFFO should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using AFFO only as a supplemental measure.

Portfolio Net Operating Income and Same Center Net Operating Income

We present portfolio net operating income ("Portfolio NOI") and same center net operating income ("Same Center NOI") as supplemental measures of our operating performance. Portfolio NOI represents our property level net operating income which is defined as total operating revenues less property operating expenses and excludes termination fees and non-cash adjustments including straight-line rent, net above and below market rent amortization and gains or losses on the sale of outparcels recognized during the periods presented. We define Same Center NOI as Portfolio NOI for the properties that were operational for the entire portion of both comparable reporting periods and which were not acquired or subject to a material expansion or non-recurring event, such as a natural disaster, during the comparable reporting periods.

We believe Portfolio NOI and Same Center NOI are non-GAAP metrics used by industry analysts, investors and management to measure the operating performance of our properties because they provide performance measures directly related to the revenues and expenses involved in owning and operating real estate assets and provide a perspective not immediately apparent from net income, FFO or AFFO. Because Same Center NOI excludes properties developed, redeveloped, acquired and sold; as well as non-cash adjustments, gains or losses on the sale of outparcels and termination rents; it highlights operating trends such as occupancy levels, rental rates and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Portfolio NOI and Same Center NOI, and accordingly, our Portfolio NOI and Same Center NOI may not be comparable to other REITs.

Portfolio NOI and Same Center NOI should not be considered alternatives to net income (loss) or as an indicator of our financial performance since they do not reflect the entire operations of our portfolio, nor do they reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations. Because of these limitations, Portfolio NOI and Same Center NOI should not be viewed in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Portfolio NOI and Same Center NOI only as supplemental measures.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP SUPPLEMENTAL MEASURES
(in thousands, except per share)
(Unaudited)

Below is a reconciliation of net income to FFO and AFFO:

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income	$33,449	$25,636	$71,876	$204,329
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	31,987	32,653	125,621	113,645
Depreciation and amortization of real estate assets - unconsolidated joint ventures	2,886	3,438	13,857	18,910
Impairment charges - unconsolidated joint ventures	—	—	9,021	2,919
Gain on sale of assets	—	—	(6,943)	(4,887)
Gain on previously held interest in acquired joint ventures	—	—	—	(95,516)
FFO	68,322	61,727	213,432	239,400
FFO attributable to noncontrolling interests in other consolidated partnerships	(265)	(286)	(265)	(348)
Allocation of earnings to participating securities	(597)	(520)	(1,943)	(2,192)
FFO available to common shareholders (1)	$67,460	$60,921	$211,224	$236,860
As further adjusted for:
Compensation related to director and executive officer terminations (2)	—	—	—	1,180
Acquisition costs	—	—	—	487
Abandoned pre-development costs	—	—	528	—
Recoveries from litigation settlement	(1,844)	—	(1,844)	—
Demolition costs	—	—	—	441
Gain on sale of outparcel	—	—	—	(1,418)
Make-whole premium due to early extinguishment of debt (3)	—	—	34,143	—
Write-off of debt discount and debt origination costs due to early extinguishment of debt (3)	—	—	1,483	882
Impact of above adjustments to the allocation of earnings to participating securities	16	—	(238)	(15)
AFFO available to common shareholders (1)	$65,632	$60,921	$245,296	$238,417
FFO available to common shareholders per share - diluted (1)	$0.68	$0.61	$2.12	$2.36
AFFO available to common shareholders per share - diluted (1)	$0.66	$0.61	$2.46	$2.37

Weighted Average Shares:
Basic weighted average common shares	93,691	95,186	94,506	95,102
Effect of notional units	—	202	—	175
Effect of outstanding options and restricted common shares	—	67	16	68
Diluted weighted average common shares (for earnings per share computations)	93,691	95,455	94,522	95,345
Exchangeable operating partnership units	5,023	5,053	5,027	5,053
Diluted weighted average common shares (for FFO and AFFO per share computations) (1)	98,714	100,508	99,549	100,398

(1)
Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company's common shares, subject to certain limitations to preserve the Company's REIT status.

(2)
Represents cash severance and accelerated vesting of restricted shares associated with the departure of an executive officer in August 2016 and the accelerated vesting of restricted shares due to the death of a director in February 2016.

(3)
Charges in 2017 relate to the early redemption of our $300.0 million 6.125% senior notes due 2020. Charges in 2016 relate to the early repayment of the $150.0 million mortgage secured by the Deer Park property, which was scheduled to mature August 30, 2018.

Below is a reconciliation of net income to Portfolio NOI and Same Center NOI for the consolidated portfolio:

	Three months ended		Year ended
	December 31,		December 31,
	2017	2016	2017	2016
Net income	$33,449	$25,636	$71,876	$204,329
Adjusted to exclude:
Equity in earnings of unconsolidated joint ventures	(3,138)	(3,192)	(1,937)	(10,872)
Interest expense	15,329	16,469	64,825	60,669
Gain on sale of assets	—	—	(6,943)	(6,305)
Gain on previously held interest in acquired joint venture	—	—	—	(95,516)
Loss on early extinguishment of debt	—	—	35,626	—
Other non-operating income	(2,041)	(650)	(2,724)	(1,028)
Depreciation and amortization	32,569	33,279	127,744	115,357
Other non-property expenses	239	817	1,232	382
Abandoned pre-development costs	—	—	528	—
Acquisition costs	—	—	—	487
Demolition Costs	—	—	—	441
Corporate general and administrative expenses	10,268	11,149	43,767	46,138
Non-cash adjustments (1)	(141)	(674)	(2,721)	(3,613)
Termination rents	(837)	(107)	(3,633)	(3,599)
Portfolio NOI	85,697	82,727	327,640	306,870
Non-same center NOI (2)	(12,807)	(9,558)	(42,450)	(23,072)
Same Center NOI	$72,890	$73,169	$285,190	$283,798

(1)	Non-cash items include straight-line rent, above and below market rent amortization and gains or losses on outparcel sales.

(2)	Excluded from Same Center NOI:

Outlet centers opened:		Outlet centers sold:		Outlet centers acquired:		Outlet center expansions:
Daytona Beach	November 2016	Fort Myers	January 2016	Glendale (Westgate)	June 2016	Lancaster	September 2017
Fort Worth	October 2017	Westbrook	May 2017	Savannah	August 2016